Exhibit 99.1

DarioHealth Reports Strong Second Quarter 2021 Results and Operational Highlights

Total Q2 revenue of $5.3 million increased 46% sequentially and 194% year-over-year

Validated B2B expansion by securing new clients in all B2B segments

Expanded into the large and underserved digital behavioral health market through the acquisition of wayForward; signed four Behavioral Health employer contracts

Built strong foundation for a market leading, comprehensive DTx multi chronic condition platform for all key B2B2C stakeholders: payers, providers, and employers

Ended the second quarter 2021 with cash and cash equivalents of $63.9 million

Company to host conference call and webcast today, August 16, at 8:30 am ET

NEW YORK, Aug. 16, 2021 /PRNewswire/ -- DarioHealth Corp. (Nasdaq: DRIO), a pioneer in the global digital therapeutics market, today reported financial results for the second quarter of 2021 and provided a corporate and commercial update.

"During the second quarter and subsequent period, we saw increasing demand for our integrated multi condition digital therapeutics solution, driven in part by the expansion of our metabolic offering into musculoskeletal and pain conditions through the acquisition of Upright Technologies in February 2021 and into behavioral health through the acquisition of wayForward in June 2021," stated Erez Raphael, Chief Executive Officer of Dario. "We believe Dario's offering is the most comprehensive, fully-integrated hyper personalized digital therapeutics suite in the industry, as demonstrated by customer acceptance, and now market acceptance, as well as the fact that approximately two-thirds of our expanded sales pipeline is made of opportunities that include our complete chronic condition management platform."

"At the same time, the execution of our long term strategic operating plan resulted in several new employer clients, further penetration into the rapidly growing provider's remote patient monitoring (RPM) market, and we believe that a health plan contract is imminent. Equally as important, Dario continues to on-board new patients efficiently and enrollment trends remain strong. We believe that this bodes well for new clients anticipated throughout the remainder of the third and fourth quarter this year."

"We had solid financial performance, with Q2 2021 total revenue growth of 46% sequentially from the first quarter of 2021 and 194% over the comparable period in 2020. We also drove significant pro-forma gross profit margin expansion, to 49.4% in the second quarter of 2021, a sequential increase from 44.7% in the first quarter of 2021. Gross margin should continue to improve with scale due to our SaaS business model and Business-to-Business-to-Consumer (B2B2C) transformation. Finally, our balance sheet remains very strong, with $63.9 million of cash as of June 30, 2021. We believe that we are well funded to execute on our multi-faceted growth plan," Mr. Raphael concluded.

"Our integrated multi-condition digital therapeutics suite serves the ever-growing need of providers, employers, and health plans, a fact that is reflected in the continued growth of our pipeline, which now stands at more than $900 million and is buoyed by incremental growth in our employer pipeline. We are encouraged by the shift we have seen in our pipeline of healthcare providers from interest in point solutions for specific chronic conditions to demand for a hyper-personalized holistic, integrated service for chronic disease management. This trend leverages our sales effort not only by delivering the right multi-condition, single platform solution at the right time, but also by increasing the percentage of covered patients addressable by Dario's platform several fold," stated Rick Anderson, President and General Manager of North America. "We anticipate the first integration of musculoskeletal (MSK) into the Dario platform in the third quarter of 2021, and behavioral health in the fourth quarter of 2021, setting us up for what I anticipate will be a successful second half of the year and significant sales momentum heading into 2022."

Q2 2021 and Recent Highlights

•	Grew patients on platform to 197,000 and B2B2C sales pipeline to more than $900 million.

•	Announced acquisition of wayForward, expanding into the large and underserved digital behavioral health market.

•	Announced the signing of four new employer client contracts and these contracts are expected to contribute to revenue beginning in the third quarter of 2021.

•	Announced global collaboration with Workplace Options (WPO), the largest independent provider of employee wellbeing solutions, to bring Dario's digital behavioral health capabilities to WPO's more than 70 million employees across 116,000 organizations and more than 200 countries and territories.

•	Selected to provide remote patient monitoring (RPM) services to Alabama Regional Medical Services and Coastal Family Health Center, following rigorous evaluations of leading RPM providers.

•	Presented new research at the American Diabetes Association 81st Scientific Sessions demonstrating that patients using the DarioHealth digital health platform reported a 56% increase in user engagement, which led to a 12% reduction in high blood glucose readings over six months.

•	Generated total revenue of $5.3 million, representing growth of 46% over the first quarter of 2021 and 194% over the second quarter of 2020.

•	Pro forma gross profit margin, excluding amortization of expenses related to the acquisition of Upright Technologies and wayForward, was 49.4% in the second quarter of 2021, a sequential increase from 44.7% in the first quarter of 2021.

Second Quarter 2021 Results Summary

Revenues for the second quarter ended June 30, 2021, were $5.26 million, a 46% sequential increase from first quarter ended March 31, 2021, and a 194% increase from the $1.8 million in the second quarter ended June 30, 2020.

Gross profit in the second quarter of 2021 was $1,508,000, an increase of $872,000, or 137%, compared to gross profit of $636,000 in the second quarter of 2020. Gross profit margin was 28.7% in the second quarter of 2021 as compared to 35.6% in the second quarter of 2020.

Pro-forma gross profit, excluding $1,092,000 of amortization of expenses related to the acquisition of Upright Technologies and wayForward, was $2.6 million. Pro-forma gross profit margin, excluding amortization of expenses related to the acquisition of Upright Technologies and wayForward, was 49.4% in the second quarter of 2021, a sequential increase from 44.7% in the first quarter of 2021.

Operating loss for the second quarter of 2021 was $18 million, an increase of $13.9 million, or 337%, compared to the $4.1 million operating loss in the second quarter of 2020. This increase was mainly due to the increase in our operating expenses.

Net loss was $17.8 million in the second quarter of 2021, an increase of $13.8 million, or 343%, compared to the $4 million net loss in the second quarter of 2020.

Non-Generally Accepted Accounting Principles (Non-GAAP) adjusted net loss for the three months ended June 30, 2021, was $10.6 million an increase of $7.5 million, or 239%, compared to the $3.1 million non-GAAP adjusted net loss in the second quarter of 2020.

Cash and cash equivalents totaled $63.9 million on June 30, 2021.

Non-GAAP billings for the three months ended June 30, 2021 were $5.13 million, a 186% increase from $1.79 million reported in the three months ended June 30, 2020. The increase is a result of higher sales generated and the consolidation of Upright revenues in the three months ended June 30, 2021, compared to the three months ended June 30, 2020. A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Financial Results for the Six Months Ended June 30, 2021:

Revenue for the six months ended June 30, 2021, was $8.9 million, a 156% increase from $3.5 million for the six months ended June 30, 2020.

Gross profit of $2.6 million was recorded for the six months ended June 30, 2021, an increase of 83%, or $1.2 million, compared to gross profit of $1.4 million for the six months ended June 30, 2020.

Pro-forma gross profit, excluding $1,618,000 of amortization of expenses related to the acquisition of Upright Technologies and WayForward, was $4.2 million. Pro-forma gross profit margin, excluding amortization of expenses related to the acquisition of Upright Technologies and WayForward, was 47.5% in the six months ended June 30, 2021.

Total operating expenses for the six months ended June 30, 2021, were $34.9 million, an increase of $19.3 million, or 123%, compared with $15.6 million for the six months ended June 30, 2020. The increase resulted from an increase in our research and development activities, sales and marketing expenses, stock-based compensation and from the consolidation of Upright Technologies and WayForward.

Operating loss for the six months ended June 30, 2021, increased by $18.1 million to $32.3 million, compared to a $14.2 million operating loss for the six months ended June 30, 2020. This increase is mainly due to the increase in our operating expenses.

Net loss was $32.7 million for the six months ended June 30, 2021, compared to a net loss of $13.9 million for the six months ended June 30, 2020. The reason for the was mainly due to an increase in operating expenses.

Non-GAAP billings for the six months ended June 30, 2021, were $8.8 million, a 152% increase from $3.5 million in the six months ended June 30, 2020.

Non-GAAP adjusted net loss for the six months ended June 30, 2021, was $19.8 million, a 184% increase from a $7.0 million non-GAAP adjusted net loss for the six months ended June 30, 2020.

A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Conference Call Details: Monday, August 16, 8:30am ET

Dial-in Number: 877-451-6152

International Dial-in: 201-389-0879

Conference ID:  DarioHealth Second Quarter 2021 Results Call

Webcast: http://public.viavid.com/index.php?id=146112

Participants are asked to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through September 16, 2021. To listen to the replay, dial 844-512-2921 (domestic) or 412-317-6671 (international) and use replay passcode 13722168. The webcast replay will be available for two months.

An updated corporate presentation can be found at https://dariohealth.investorroom.com/

About DarioHealth Corp.

DarioHealth Corp. (Nasdaq: DRIO) is a leading global digital therapeutics company revolutionizing how people with chronic conditions manage their health. DarioHealth offers one of the most comprehensive digital therapeutics solutions on the market - covering multiple chronic conditions including diabetes, hypertension, weight management, musculoskeletal and behavioral health within one integrated technology platform.

Dario's next-generation, AI-powered, digital therapeutic platform supports more than just an individual's disease. Dario provides adaptive, personalized experiences that drive behavior change through evidence-based interventions, intuitive, clinically proven digital tools, high-quality software, and coaching to help individuals improve health and sustain meaningful outcomes.

Dario's unique user-centric approach to product design and engagement creates an unparalleled experience that is highly rated by users and delivers sustainable results.

The company's cross-functional team operates at the intersection of life sciences, behavioral science, and software technology and utilizes a performance-based approach to improve its users' health.

On the path to better health, Dario makes the right thing to do the easy thing to do. To learn more about DarioHealth and its digital health solutions, or for more information, visit http://dariohealth.com.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of DarioHealth Corp. (the "Company") related thereto contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. For example, the Company is using forward-looking statements in this press release when it discusses its belief that it is well funded to execute on its multi-faceted growth plan, that it offers the most comprehensive, fully-integrated hyper personalized digital therapeutics suit in the industry, the expected timing and execution of its health plan contract, its expectation that the new employer client contracts will contribute to revenue and the timing of the integration of MSK and behavioral health on the Dario platform. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for and results of the Company's commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with peer companies, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures provided in the financial statement tables below.

Billings (non-GAAP). We define billings as revenue recognized in accordance with GAAP plus the change in deferred revenue from the beginning to the end of the period and adjustment to the deferred revenue balance due to adoption of the new revenue recognition standard less any deferred revenue balances acquired from business combination(s) during the period. We consider billings to be a useful metric for management and investors because billings drive future revenue, which is an important indicator of the health and viability of our business. There are a number of limitations related to the use of billings instead of GAAP revenue. First, billings include amounts that have not yet been recognized as revenue and are impacted by the term of security and support agreements. Second, we may calculate billings in a manner that is different from peer companies that report similar financial measures. Management accounts for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with GAAP revenue.

Cost of revenues (non-GAAP). Our presentation of non-GAAP cost of revenues excludes stock-based compensation expenses, amortization of acquisition related expenses and depreciation of fixed assets. Due to varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense provides us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Operating expenses (non-GAAP). Our presentation of non-GAAP operating expenses excludes stock-based compensation expenses and acquisition costs. Due to varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense provides us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Net loss (non-GAAP). Our presentation of adjusted net loss excludes the effect of certain items that are non-GAAP financial measures. Adjusted net loss represents net loss determined under GAAP without regard to stock-based compensation expenses, acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets. We believe these measures provide useful information to management and investors for analysis of our operating results.

DARIOHEALTH CORP.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands
	June 30,	December 31,
	2021	2020
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$63,865	$28,590
Short-term restricted bank deposits	248	187
Trade receivables	1,433	124
Inventories	4,575	2,293
Other accounts receivable and prepaid expenses	1,488	2,934

Total current assets	71,609	34,128

NON-CURRENT ASSETS:
Deposits	20	20
Operation lease right of use assets	433	498
Long-term assets	137	185
Property and equipment, net	686	576
Intangible assets, net	18,699	-
Goodwill	39,399	-

Total non-current assets	59,374	1,279

Total assets	$130,983	$35,407

DARIOHEALTH CORP.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except stock and stock data)

	June 30,	December 31,
	2021	2020
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$4,044	$2,480
Deferred revenues	1,309	1,224
Operating lease liabilities	311	310
Other accounts payable and accrued expenses	7,081	3,020

Total current liabilities	12,745	7,034

OPERATING LEASE LIABILITIES	125	222

STOCKHOLDERS' EQUITY
Common Stock of $0.0001 par value - Authorized: 160,000,000 shares at June 30, 2021 (unaudited) and December 31, 2020; Issued and Outstanding: 16,330,842 and 8,119,493 shares at June 30, 2021 (unaudited) and December 31, 2020, respectively	*)-	*)-
Preferred Stock of $0.0001 par value - Authorized: 5,000,000 shares at June 30, 2021 (unaudited) and December 31, 2020; Issued and Outstanding: 12,122 and 15,823 shares at June 30, 2021 (unaudited) and December 31, 2020, respectively	*)-	*)-
Additional paid-in capital	295,124	171,399
Accumulated deficit	(177,011)	(143,248)

Total stockholders' equity	118,113	28,151

Total liabilities and stockholders' equity	$130,983	$35,407

DARIOHEALTH CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
U.S. dollars in thousands (except stock and stock data)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	Unaudited		Unaudited
Revenues	$5,261	$1,787	$8,856	$3,454
Cost of revenues	2,661	1,151	4,649	2,039
Amortization of acquired intangible assets and inventories step-up	1,092	-	1,618	-

Gross profit	1,508	636	2,589	1,415

Operating expenses:
Research and development	$3,742	$825	$6,397	$2,056
Sales and marketing	9,648	2,608	16,780	6,699
General and administrative	6,121	1,326	11,742	6,897

Total operating expenses	19,511	4,759	34,919	15,652

Operating loss	(18,003)	(4,123)	(32,330)	(14,237)

Total financial (income) expenses, net	(238)	(117)	401	(339)

Net loss	$(17,765)	$(4,006)	$(32,731)	$(13,898)

Deemed dividend	$488	$786	$1,032	$2,061

Net loss attributable to holders of Common Stock	$(18,253)	$(4,792)	$(33,763)	$(15,959)

Net loss per share:

Basic and diluted net loss per share	$(0.99)	$(0.68)	$(1.85)	$(2.33)
Weighted average number of Common Stock used in computing basic and diluted net loss per share	15,691,359	4,121,965	15,460,758	3,606,378

DARIOHEALTH CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Six months ended
	June 30,
	2021	2020
	Unaudited
Cash flows from operating activities:
Net loss	$(32,731)	$(13,898)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation, common stock, and stock instead of cash compensation to directors, employees, consultants, and service providers	9,900	7,178
Depreciation	133	92
Change in operating lease right of use assets	65	162
Amortization of acquired inventories step-up	523	-
Amortization of acquired intangible assets	1,106	-
Decrease (increase) in trade receivables	(452)	48
Decrease (increase) in other accounts receivable, prepaid expense and long-term assets	134	(197)
Decrease in inventories	41	73
Increase (decrease) in trade payables	54	(77)
Decrease in other accounts payable and accrued expenses	(1,472)	(446)
Increase (decrease) in deferred revenues	(43)	47
Change in operating lease liabilities	(96)	(166)

Net cash used in operating activities	(22,838)	(7,184)

Cash flows from investing activities:
Investment in deposit	(1)	(2)
Purchase of property and equipment	(97)	(41)
Cash paid as part of PsyInnovations Inc. (dba WayForward) acquisition	(5,023)	-
Loans repaid as part of Upright Technologies Ltd. acquisition	(3,016)	-
Cash acquired as part of Upright Technologies Ltd. acquisition	544	-

Net cash used in investing activities	(7,593)	(43)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	64,877	-
Proceeds from exercise of warrants	633	-
Proceeds from exercise of options	256	-

Net cash provided by financing activities	65,766	-

Increase (decrease) in cash, cash equivalents and short-term restricted bank deposits	35,335	(7,227)
Cash, cash equivalents and short-term restricted bank deposits at beginning of period	28,725	20,535

Cash, cash equivalents and short-term restricted bank deposits at end of period	$64,060	$13,308

Reconciliation of Revenue to Billing (Non-GAAP)
U.S. dollars in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

GAAP Revenue	5,261	1,787	8,856	3,454
Add:
Change in deferred revenue	(136)	5	(43)	47

Billing (Non-GAAP)	5,125	1,792	8,813	3,501

Reconciliation of Operating Loss, Net Loss and Operating Expenses to Adjusted Operating Loss, Net Loss and Operating Expenses (Non-GAAP)
U.S. dollars in thousands

Three months ended June 30, 2021

	GAAP	Stock-based compensation expenses	Acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets	Non-GAAP
Cost of Revenues	$3,753	(24)	(1,123)	2,606
Gross Profit	1,508	24	1,123	2,655

Research and development	3,742	(650)	(17)	3,075
Sales and Marketing	9,648	(1,169)	(23)	8,456
General and Administrative	6,121	(3,619)	(511)	1,991
Total Operating Expenses	19,511	(5,438)	(551)	13,522
Operating Loss	$(18,003)	5,462	1,674	(10,867)
Financing income	(238)	-	-	(238)
Net Loss	$(17,765)	5,462	1,674	(10,629)

Three months ended June 30, 2020

	GAAP	Stock-based compensation Expenses	Depreciation of fixed assets	Non-GAAP
Cost of Revenues	$1,151	(5)	(29)	1,117
Gross Profit	636	5	29	670

Research and development	825	(109)	(6)	710
Sales and Marketing	2,608	(198)	(8)	2,402
General and Administrative	1,326	(510)	(3)	813
Total Operating Expenses	4,759	(817)	(17)	3,925
Operating Loss	$(4,123)	822	46	(3,255)
Financing income	(117)	-	-	(117)
Net Loss	$(4,006)	822	46	(3,138)

Six months ended June 30, 2021

	GAAP	Stock-based compensation expenses	Acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets	Non-GAAP
Cost of Revenues	$6,267	(37)	(1,680)	4,550
Gross Profit	2,589	37	1,680	4,306

Research and development	6,397	(1,064)	(32)	5,301
Sales and Marketing	16,780	(2,204)	(34)	14,542
General and Administrative	11,742	(6,595)	(896)	4,251
Total Operating Expenses	34,919	(9,863)	(962)	24,094
Operating Loss	$(32,330)	9,900	2,642	(19,788)
Financing income	401	-	-	401
Net Loss	$(32,731)	9,900	2,642	(20,189)

Six months ended June 30, 2020

	GAAP	Stock-based compensation Expenses	Depreciation of fixed assets	Non-GAAP
Cost of Revenues	$2,039	(20)	(58)	1,961
Gross Profit	1,415	20	58	1,493

Research and development	2,056	(446)	(12)	1,598
Sales and Marketing	6,699	(1,749)	(16)	4,934
General and Administrative	6,897	(4,963)	(6)	1,928
Total Operating Expenses	15,652	(7,158)	(34)	8,460
Operating Loss	$(14,237)	7,178	92	(6,967)
Financing income	(339)	-	-	(339)
Net Loss	$(13,898)	7,178	92	(6,628)

DarioHealth Corporate Contact:
Claudia Levi
Content & Communications Manager
claudia@mydario.com
+1-347-767-4220

Media Inquiries:
Investor Relations Contact:
Chuck Padala
chuck@lifesciadvisors.com
+1-646-627-8390